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Andrew Barwicki
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MacKenzie Realty Capital Announces Forbearance Agreement, Refinancing

Orinda, Calif., (March 31, 2025) – MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”) and its adviser’s affiliated brokerage, Wiseman Commercial, Inc., is pleased to announce today that it has reached an Agreement with First Northern Bank of Dixon to pay down and extend the loan on the Company’s Napa Innovation Center, f/k/a Main Street West.  The Company also announced the closing of a new loan on its property in Hollywood, California.

Napa Innovation Center/Main Street West Agreement

The Company has reached a definitive agreement with First Northern Bank to continue the ownership and operation of the Napa Innovation Center, formerly known as Main Street West, located at 1250 Main Street in downtown Napa. This agreement secures the future of the property and underscores the continued commitment to the growth and development of the Napa business community.

The Napa Innovation Center has been home to a wide range of valued tenants, and we express our deep appreciation for their patience and understanding as the ownership group worked through the complexities of a financial agreement following the departure of anchor tenant AUL Corp. Their cooperation has been essential, and we look forward to continuing to provide a high-quality, innovative workspace for current and future tenants.

In addition to the strong and diverse current tenant base, the Napa Innovation Center has received significant interest from large corporate and public sector entities. Multiple tours of the building have been conducted, and it is actively being shown and marketed to potential new tenants. We anticipate announcing new leases soon, signaling a bright future for the property.

As the exclusive leasing agent for the Napa Innovation Center, Wiseman Commercial, Inc. is excited to offer a rare opportunity to lease 20,000 square feet or more of Class A creative office space. This type of space has been largely unavailable in downtown Napa until now, and the demand for flexible, modern office environments continues to grow. With a prime location in the heart of Napa, the Napa Innovation Center is poised to become a hub for innovation and collaboration in the region.

“We are thrilled to continue our partnership with First Northern Bank and to provide top-tier office space to businesses in Napa,” said Zen Hunter-Ishikawa, CBDO of Wiseman Commercial, Inc. “This agreement reinforces our commitment to the revitalization of downtown Napa and the continued success of the Napa Innovation Center as a vital part of the local economy.”

For more information about leasing opportunities at the Napa Innovation Center or to schedule a tour, please contact Zen Hunter-Ishikawa at 707.427.1212 or via email at zhunter@wisemanco.com.

Hillview Hollywood Refinancing

The Company is pleased to announce that it closed on a new loan on its subsidiary’s property in Hollywood, California.  The Company successfully replaced the original ~$17 million construction loan, at a current interest rate of 9.5%, with a new CMBS loan of $11.66 million at an interest rate of 5.866%.  This refinancing alone should increase the cashflow from the property by over $900,000 a year.

About Wiseman Commercial, Inc.
Wiseman Commercial, Inc. is a leading commercial real estate firm specializing in leasing, sales, and property management in the Napa Valley and surrounding areas. With a focus on innovation and tenant satisfaction, Wiseman Commercial is committed to providing top-quality office spaces that meet the evolving needs of businesses.

For media inquiries, please contact:
Zen Hunter-Ishikawa
CBDO, Wiseman Commercial, Inc.
Phone: 707.427.1212
Email: zhunter@wisemanco.com

About MacKenzie Realty Capital, Inc.
MacKenzie, founded in 2013, is a West Coast-focused REIT that intends to invest at least 80% of its total assets in real property, and up to a maximum of 20% of its total assets in illiquid real estate securities.  We intend for the real property portfolio to be approximately 50% multifamily and 50% boutique class A office. The Company has paid a dividend every year since inception. The current portfolio includes interests in 4 multifamily properties and 8 office properties plus 2 multifamily developments.

For more information, please contact MacKenzie at (800) 854-8357. Please visit our website at: http://www.mackenzierealty.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to remain financially healthy, and our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. For a further discussion of factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com